FOR IMMEDIATE RELEASE

July 21, 2005

Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

Atlantic Liberty Financial Corp.
Reports First Quarter Earnings and increases quarterly dividend

BROOKLYN, NY Atlantic Liberty Financial Corp, (Nasdaq: ALFC), the holding company of Atlantic Liberty Savings, F.A. announced an increase of 9.6% in net income to $444,000 or $0.28 per share ($0.27 fully diluted) for the quarter ended June 30, 2005 as compared to $405,000 or $0.26 (basic and fully diluted) for the quarter ended June 30, 2004.

In addition, the Board of Directors increased the quarterly cash dividend to $0.08 per share from $0.07 to be paid on August 12, 2005 to shareholders of record on August 1, 2005.

The increase in earnings for the quarter ended June 30, 2005 was primarily due to an increase of $54,000 in net interest income and a decrease of $78,000 in non-interest expense, partially offset by a decrease of $55,000 in non-interest income and an increase of $38,000 in income tax expense. The increase in net interest income for the quarter ended June 30, 2005 compared to the comparable period in 2004 was attributable to a $6.2 million increase in average interest earning assets, partially offset by a reduction in our net interest rate spread of 5 basis points to 3.75% from 3.80%. Net interest margin for the quarter ended June 30, 2005 compared to the same period in 2004 decreased 2 basis points to 4.03% from 4.05%. Non-interest income decreased $55,000 due principally to decreases of $29,000 in loan prepayment penalties and other miscellaneous mortgage fees, $9,000 in savings and checking account fees, $13,000 in net appraisal fees and $4,000 in other miscellaneous income. The decrease of $78,000 in non-interest expense for the quarter ended June 30, 2005 resulted primarily from decreases of $108,000 in legal fees and $5,000 in salaries and employee benefits, partially offset by increases of $20,000 in directors' compensation, $2,000 in net occupancy expense, $2,000 in equipment expense, $8,000 in advertising expense, and $3,000 in miscellaneous expense. There were no provisions for loan losses during the three-month periods ended June 30, 2005 and 2004. During the quarter ended June 30, 2005, we recorded a $12,000 recovery of a previously charged-off loan. The allowance for loan losses was $749,000 or 0.60% of loans outstanding at June 30, 2005 as compared with $611,000 or 0.52% of loans outstanding at June 30, 2004. The allowance for loan losses as a percentage of non-performing loans was 880.18% at June 30, 2005 and 651.5% at June 30, 2004. Non-performing loans represented 0.07% of total loans at June 30, 2005 and 0.08% of total loans at June 30, 2004.

The Company's assets totaled $183.9 million at both June 30, 2005 and March 31, 2005. During the quarter ended June 30, 2005, net loans receivable increased $4.3 million or 3.6% to $124.4 million from $120.1 million. The increase resulted principally from new multi-family mortgages of $3.7 million, $1.5 million of which were purchased from other financial institutions, as well as new originations of one-to-four family mortgage loans of $3.4 million. During the quarter ended June 30, 2005 mortgage-backed securities held to maturity decreased $2.5 million or 6.0% to $39.5 million from $42.0 million at March 31, 2005. Securities available for sale decreased $1.0 million or 34.5% during the quarter ended June 30, 2005 to $1.9 million from $2.9 million at March 31, 2005 and investment securities held to maturity decreased $2.0 million or 50% to $2.0 million from $4.0 million. Cash and cash equivalents increased $1.2 million or 18.8% to $7.6 million at June 30, 2005 from $6.4 million at March 31, 2005.

Total deposits at June 30, 2005 were $108.5 million a decrease of $600,000 or 0.6% from $109.1 million at March 31, 2005. Advances from the Federal Home Loan Bank of New York decreased $500,000 or 1.2% to
42.9 million at June 30, 2005 from 43.4 million at March 31, 2005. Stockholders equity increased $500,000 or 1.8% to $28.3 million at June 30, 2005 from $27.8 million at March 31, 2005 primarily the result of including net income for the quarter ended June 30, 2005.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
The company intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Reform Act of 1995 as amended and is including these statements for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words believe, expect, intend, anticipate, estimate, project, or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse affect on the operation and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provision; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the company's filings with the Securities and Exchange Commission.

Atlantic Liberty Financial Corp.
Selected Financial Condition Data:
   						   At June 30, 	At March 31,
						      2005         2005
							(In Thousands)
Total Assets
    						   $ 183,955     $ 183,974
Loans Receivable net (1)                             124,369       120,148
Securities Available for Sale 			       1,925         2,940
Securities Held to Maturity                           41,553        45,985
Deposits					     108,477       109,103
Total Borrowings 				      42,850        43,350
Stockholders' Equity 				      28,318        27,827

(1) The allowance for loan losses was $749,000 and $611,000 at June 30, 2005 and 2004, respectively.


Selected Operating Data:			 Three Months Ended June 30,
						     2005         2004
				          (In thousands, except for per share data)

Interest Income			                   $ 2,537	$ 2,379
Interest Expense 				       770	    666
Net Interest Income 				     1,767	  1,713
Provision for Loan Losses			       -	     -
Non-interest income				        99	    154
Non-interest expense 			             1,101	  1,173
Income before income taxes		 	       765	    694
Income taxes					       321	    289
Net income					       444	    405
Net Income per share- Basic 	       		   $  0.28	$  0.26
Net Income per share - Fully Diluted               $  0.27	$  0.26



Selected Financial Ratios and Other Data:

		   			    At or for the Three Months Ended June 30,
Performance Ratios: 				       2005         2004

Return on Average Assets			       0.97%	    0.92%
Return of Average Equity 			       6.31%	    6.11%
Interest Rate Spread 			   	       3.75%	    3.80%





Asset Quality Ratios: 			               <c>          <c>

		    			    At or for the Three Months Ended June 30,
				                        2005         2004

Non-performing assets to total assets		        0.09%	     0.09%
Allowance for loan losses to non-performing loans     880.18%	   651.47%
Allowance for loan losses to total loans receivable     0.60%	     0.52%

Capital Ratio:

Equity to total assets 				       15.39%	    14.47%